EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2020 EARNINGS
ANNOUNCES $0.23 DIVIDEND
NOVATO, CA, January 25, 2021 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $8.1 million in the fourth quarter of 2020, compared to $7.5 million in the third quarter of 2020 and $9.1 million in the fourth quarter of 2019. Diluted earnings per share were $0.60 in the fourth quarter of 2020, compared to $0.55 in the prior quarter and $0.66 the same quarter a year ago. Annual earnings were $30.2 million in 2020 compared to $34.2 million in 2019.  Diluted earnings per share were $2.22 for the year ended December 31, 2020, compared to $2.48 per share for the year ended December 31, 2019.

"We effectively served our clients and produced strong results for our shareholders in an extraordinary and challenging year,” said Russell A. Colombo, President and Chief Executive Officer. “We have gained actionable insight into the future of our relationship banking model, adapting to customers' increased adoption of technology and leveraging remote work to recruit and retain the best talent."

Bancorp also provided the following highlights for the fourth quarter and year ended December 31, 2020:

•Loans increased $245.3 million in 2020, or 13%, to $2.089 billion at December 31, 2020, from $1.843 billion at December 31, 2019. SBA PPP loans outstanding at December 31, 2020 were $291.6 million. Loans decreased $19.4 million, or 1%, in the fourth quarter from $2.108 billion at September 30, 2020, which included $10.9 million of PPP loans forgiven in the fourth quarter of 2020.

•Credit quality remains strong, with non-accrual loans representing 0.44% of the Bank's loan portfolio as of December 31, 2020. We adopted the current expected credit loss ("CECL") standard in the fourth quarter of 2020, which resulted in an increase to the allowance for credit losses for loans of $748 thousand and a $1.1 million increase to the allowance for unfunded loan commitments. See the Loan and Credit Quality section, below, for detail on the adoption of CECL.

•Deposits grew $167.8 million, or 7%, to $2.504 billion at December 31, 2020, compared to $2.336 billion at December 31, 2019. Non-interest bearing deposits grew by $225.8 million, or 20%, in 2020 and made up 54% of total deposits at year end. Cost of deposits remained low at 0.11% for the full year of 2020, down from 0.20% in 2019. Cost of deposits was 0.07% for the fourth quarter of 2020, compared to 0.09% in the prior quarter. Additionally, the Bank maintained $173.4 million deposits off-balance sheet with deposit networks as part of our liquidity management.

•For the full year 2020, return on assets ("ROA") and return on equity ("ROE") were 1.04% and 8.60%, respectively, compared to 1.34% and 10.49% in the prior year. For the quarter ended December 31, 2020, ROA was 1.09% and ROE was 8.98%, compared to 0.98% and 8.37%, respectively, in the prior quarter.

•All capital ratios were above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 16.0% at December 31, 2020 and 15.1% at December 31, 2019. Tangible common equity to tangible assets was 11.3% at both December 31, 2020 and December 31, 2019 (refer to footnote 5 on page 6 for definition of this non-GAAP financial measure). The total risk-based capital ratio for the Bank was 15.8% at December 31, 2020 and 14.6% at December 31, 2019.

•The Board of Directors declared a cash dividend of $0.23 per share on January 22, 2021. This is the 63rd consecutive quarterly dividend paid by Bank of Marin Bancorp. The cash dividend is payable on February 12, 2021 to shareholders of record at the close of business on February 5, 2021.

•Our strong capital and liquidity position affords us the opportunity to eliminate a high cost funding source. On March 15, 2021 we intend to redeem the $2.8 million subordinated debentures, which carried a rate of 4.85% in the fourth quarter. The redemption will consist of $4.1 million principal balance, quarterly interest due, and $1.3 million in accelerated accretion of purchase discount. The contractual interest rate on the subordinated debentures is 3-month LIBOR plus 1.40%, or 1.62% as of December 31, 2020.

Pandemic-Related Response Update

As of December 31, 2020, there were 1,777 PPP loans outstanding totaling $291.6 million, net of $5.4 million in unaccreted fees and costs. During the fourth quarter Bank of Marin opened a secure PPP loan forgiveness application portal and gave all PPP borrowers access to apply. As of December 31, 2020 we received SBA loan forgiveness payments totaling $10.9 million for 35 loans that were forgiven. Of the total PPP loans remaining, 74% (1,309 loans) totaling $58.7 million are less than or equal to $150 thousand and have access to streamlined forgiveness processing. On January 19, 2021, the Bank launched the application process and began accepting loan requests for the PPP program as revised by the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act.

Of the 269 loans totaling $402.9 million granted payment relief since the onset of the pandemic, 222 loans or $324.2 million have resumed normal payments and 18 loans or $7.7 million paid off. As of December 31, 2020, 14 borrowing relationships with 29 loans totaling $71.0 million had requested additional payment relief. We know each of these clients very well and anticipate that the vast majority will work through current adverse conditions and resume payments. The following table summarizes these loans by industry or collateral type.

Payment Relief by Type
Industry/Collateral Type	Outstanding Loan Balance (in thousands)	Weighted Average LTV
Education	$17,580	26%
Health Clubs	16,551	38%
Office and Mixed Use	15,883	44%
Hospitality	12,439	49%
Retail Related CRE	6,899	52%
Auto Dealership	393	49%
Non-CRE Related	121	N/A
Residential Real Estate	1,130	60%
Payment Relief Totals	$70,996	40%

Loans and Credit Quality

Loans declined $19.4 million in the fourth quarter of 2020 and totaled $2.089 billion at December 31, 2020. For the quarter and year ended December 31, 2020, new non-PPP-related loan originations were $43.1 million and $165.5 million, respectively, compared to 2019 loan originations of $103.4 million and $259.6 million for the same periods. New loan originations were more than offset by payoffs of $55.4 million in the fourth quarter and $180.1 million for the full year ended December 31, 2020. Fourth quarter and year to date 2020 loan payoffs were concentrated in consumer and retail loans (mostly tenant in common and HELOC) and commercial loans on which underlying assets were sold or paid off with cash. Other sources of payoffs were loans refinanced with other banks and SBA PPP loans forgiven.

Non-accrual loans totaled $9.2 million, or 0.44% of the Bank's loan portfolio at December 31, 2020, an increase from $1.4 million, or 0.07%, at September 30, 2020 and $226 thousand, or 0.01%, a year ago. The increase from the prior quarter was primarily due to one well-secured commercial real estate loan where the primary tenant is a health club that was severely affected by the prolonged shutdown due to the pandemic. Loans classified substandard totaled $25.8 million at December 31, 2020, $11.0 million at September 30, 2020, and $9.9 million at December 31, 2019. There were no loans classified doubtful at December 31, 2020 or December 31, 2019. The increase in substandard loans was primarily due to two well-secured loans for hotel properties and one well-secured commercial real estate loan, mentioned above, that were negatively impacted by the pandemic. Accruing loans past due 30 to 89 days totaled $1.8 million at December 31, 2020, compared to $318 thousand at September 30, 2020 and $1.5 million a year ago.

Net recoveries for the fourth quarter of 2020 totaled $13 thousand compared to net charge-offs of $4 thousand last quarter and $63 thousand in the fourth quarter of 2019. Net charge-offs totaled $1 thousand for the year ended December 31, 2020, compared to $44 thousand in 2019. The ratio of loan loss reserve to loans was 1.10% at December 31, 2020, 1.05% at September 30, 2020 and 0.90% at December 31, 2019.

Adoption of CECL

We adopted the CECL accounting standard on December 31, 2020, which was previously postponed under the optional accounting relief provisions of the Coronavirus Aid, Relief and Economic Security ("CARES") Act passed in March 2020 to the earlier of the end of the national emergency or December 31, 2020. During the first nine months of 2020, we applied the incurred loss method in determining the allowance for credit losses on loans ("ACL") and recorded a $5.5 million provision for credit losses and a $610 thousand provision for credit losses on unfunded loan commitments. Upon adoption of the CECL standard, we increased the ACL by $748 thousand and the allowance for credit losses on unfunded loan commitments by $1.1 million, which represented the difference between allowances calculated under the CECL method as of December 31, 2020 and the incurred loss method as of September 30, 2020. The $1.1 million increase in the allowance for unfunded loan commitments includes approximately $550 thousand related to a $36.9 million increase in available commitments during the fourth quarter of 2020.

The following table shows the impact to our financial statement due to adoption of CECL as of and during the quarter ended December 31, 2020.

(in thousands)	Pre-tax increase (decrease) upon the adoption of CECL	Deferred tax effect	After tax impact of adoption of CECL
Impact to allowance for credit losses on loans:
Allowance for credit losses on loans	$748
Retained earnings (cumulative transition adjustment)	$(1,604)	$474	$(1,130)
Net income (reversal of provision for credit losses on loans)	$856	$(253)	$603
Impact to allowance for credit losses on unfunded loan commitments:
Allowance for credit losses on unfunded commitments	$1,082
Retained earnings (cumulative transition adjustment)	$(122)	$36	$(86)
Net income (provision for credit losses on unfunded commitments)	$(960)	$284	$(676)

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $200.3 million at December 31, 2020, compared to $213.6 million at September 30, 2020. The $13.3 million decrease was primarily due to temporary transfers of deposits to third-party deposit networks as part of our liquidity management. Effective March 26, 2020, the Federal Reserve reduced the reserve requirement ratios to zero percent in response to the COVID-19 pandemic, resulting in no restricted cash requirements as of December 31, 2020 and September 30, 2020.

Investments

The investment portfolio totaled $501.4 million at December 31, 2020, a decrease of $29.4 million from September 30, 2020 and a decrease of $68.3 million from December 31, 2019. The decrease in the fourth quarter of 2020 was primarily attributed to calls of $25.4 million, principal paydowns of $28.7 million, and maturities of $1.1 million, partially offset by purchases of securities totaling $25.8 million. The year-over-year decrease was a combination of principal paydowns of $89.8 million, calls of $38.4 million, sales of $32.8 million, and maturities of $15.0 million, partially offset by purchases of $97.5 million, and an $11.0 million increase in the fair value of available-for-sale securities.

Deposits

Deposits totaled $2.504 billion at December 31, 2020, compared to $2.569 billion at September 30, 2020 and $2.336 billion at December 31, 2019. The $65.1 million decrease in deposits from the prior quarter primarily resulted from normal year-end cash fluctuations in some of our large clients' business accounts and continued PPP spending. The average cost of deposits decreased 2 basis points in the fourth quarter to 0.07%. The average cost of deposits for the full year of 2020 was 0.11%, down 9 basis points from 2019.

Earnings

“Bank of Marin remains true to our disciplined fundamentals of solid credit quality, capital, liquidity and expense management. Our low-cost deposit franchise is a testament to our relationship banking model,” said Tani Girton, EVP and Chief Financial Officer. “We enter 2021 confident in our ability to shift into growth mode when we transition to a post-pandemic economy."

Net Interest Income

Net interest income totaled $23.6 million in the fourth quarter of 2020, compared to $24.6 million in the prior quarter and $23.9 million in the same quarter a year ago. The $1.0 million decrease from the prior quarter primarily related to lower SBA PPP loan income, lower average loan balances across all categories (with the exception of commercial real-estate), lower average investment securities balances, and lower yields on commercial real-estate loans. Yields on investment securities partially offset the negative variances.

The $295 thousand net interest income decrease from the same quarter last year was primarily due to lower yields across interest-earning assets and lower average balances across several loan categories and investment securities. Decreases were largely offset by higher SBA PPP loan income, lower rates on interest-bearing deposits, and higher average commercial real-estate and construction loan balances.

The tax-equivalent net interest margin was 3.40% for the fourth quarter of 2020, compared to 3.44% in the prior quarter and 3.82% in the fourth quarter of 2019. The 4 basis point decrease from the prior quarter was primarily due to extension of payment deferral from six months to sixteen months on SBA PPP loans, which extended the period over which the net fees are accreted, lower loan volume, and lower rates on loans. The impact of the SBA PPP loans lowered the fourth quarter 2020 net interest margin by 13 basis points as compared to 4 basis points in the prior quarter. The 42 basis point decrease from the same quarter a year ago was due to lower yields on most interest-earning asset categories, partially offset by lower rates on interest-bearing deposits.

Net interest income totaled $96.7 million and $95.7 million in 2020 and 2019, respectively. The $1.0 million increase in 2020 was primarily due to SBA PPP loans and lower rates on interest-bearing deposits, largely offset by lower yields on earning-assets. Notable balance increases occurred in interest-earning balances with other banks, commercial real estate loans and deposits. The tax-equivalent net interest margin decreased 43 basis points to 3.55% in 2020, from 3.98% in 2019 for the reasons mentioned above, somewhat offset by higher loan balances.

Non-Interest Income

Non-interest income totaled $1.8 million in the fourth and third quarter of 2020, compared to $2.3 million in the fourth quarter of 2019. The $491 thousand decrease in the fourth quarter of 2020, compared to the fourth quarter a year ago, primarily resulted from lower fee income related to lower interest rates on one-way deposit sales to third-party networks, fewer service charges on deposit accounts, and lower dividends on Federal Home Loan Bank ("FHLB") stock.

Non-interest income totaled $8.6 million in 2020, a $534 thousand decrease from $9.1 million in 2019. The decline was primarily due to $699 thousand fewer service charges on deposit accounts and ATM fees, lower income from bank-owned life insurance ("BOLI") policies due to the $562 thousand benefit collected on BOLI policies in the third quarter of 2019 (partially offset by $283 thousand underwriting expenses for two new BOLI policies in the first quarter of 2019), $182 thousand lower fee income from one-way deposit sales to third-party deposit networks and $145 thousand lower dividends on FHLB stock, partially offset by $860 thousand net gains on the sale of investment securities.

Non-Interest Expense

Non-interest expense totaled $15.2 million in the fourth and third quarter of 2020. Decreases in charitable contributions, salaries and related benefits, and professional service fees were almost entirely offset by a higher provision for credit losses on unfunded loan commitments.

The $1.9 million increase in non-interest expense from $13.3 million in fourth quarter of 2019 was mainly attributed to a $960 thousand provision for losses on unfunded loan commitments in the fourth quarter of 2020, $587 thousand higher salaries and related benefits primarily due to annual merit increases and incentive bonuses, $316 thousand higher occupancy and equipment expenses mostly due to lease renewals for our existing headquarters offices and new lease for a loan production office in San Mateo, and $168 thousand higher Federal Deposit Insurance Corporation ("FDIC") insurance expense due to the receipt of FDIC assessment credits in 2019.

Non-interest expense increased $2.0 million from $58.0 million in 2019 to $60.0 million in 2020. The largest increases came from the provision for unfunded loan commitments, occupancy expenses (primarily due to lease renewals mentioned above, common area maintenance and janitorial expenses), and charitable contributions. The decrease in data processing costs was due to our digital platform conversion in 2019. While salaries and related benefits were relatively unchanged year over year, annual merit and related increases were mostly offset by $915 thousand in SBA PPP-related deferred loan origination costs.

Share Repurchase Program

On October 23, 2020, the Board reactivated the $25.0 million share repurchase program that was suspended in March 2020. Bancorp repurchased 111,045 shares totaling $4.0 million in the fourth quarter of 2020 for a cumulative total of 169,571 shares totaling $5.8 million under this program. Repurchases for the full year 2020, under our current and prior repurchase program, were 203,709 shares totaling $7.2 million.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its fourth quarter and year end 2020 earnings call on Monday, January 25, 2021 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.9 billion, Bank of Marin has 21 retail branches, 5 commercial banking offices and 2 loan production offices located across 7 Bay Area counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, natural disasters (such as wildfires and earthquakes), our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017 and the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(BMRC-ER)

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data; unaudited)	December 31, 2020	September 30, 2020	December 31, 2019
Quarter-to-Date
Net income	$8,117	$7.491	$9,079
Diluted earnings per common share	$0.60	$0.55	$0.66
Return on average assets	1.09%	0.98%	1.37%
Return on average equity	8.98%	8.37%	10.75%
Efficiency ratio	59.70%	57.82%	50.84%
Tax-equivalent net interest margin [1]	3.40%	3.44%	3.82%
Cost of deposits	0.07%	0.09%	0.23%
Net (recoveries) charge-offs	$(13)	$4	$63
Year-to-Date
Net income	$30,242		$34,241
Diluted earnings per common share	$2.22		$2.48
Return on average assets	1.04%		1.34%
Return on average equity	8.60%		10.49%
Efficiency ratio	57.06%		55.33%
Tax-equivalent net interest margin [1]	3.55%		3.98%
Cost of deposits	0.11%		0.20%
Net charge-offs	$1		$44
At Period End
Total assets	$2,911,926	$2,975,225	$2,707,280
Loans:
Commercial and industrial [2]	$498,408	$512,973	$246,687
Real estate:
Commercial owner-occupied	304,963	299,754	308,824
Commercial investor-owned	961,208	966,517	946,317
Construction	73,046	66,663	61,095
Home Equity	104,813	107,364	116,024
Other residential	123,395	130,915	136,657
Installment and other consumer loans	22,723	23,805	27,682
Total loans	$2,088,556	$2,107,991	$1,843,286
Non-performing loans:[3]
Real estate:
Commercial owner-occupied	$7,147	$—	$—
Commercial investor-owned	1,610	886	—
Home equity	459	532	168
Installment and other consumer loans	17	24	58
Total non-accrual loans	$9,233	$1,442	$226
Classified loans (graded substandard and doubtful)	$25,829	$10,999	$9,934
Total accruing loans 30-89 days past due	$1,827	$318	$1,481
Allowance for credit losses to total loans	1.10%	1.05%	0.90%
Allowance for credit losses to total loans, excluding acquired and SBA PPP loans [4]	1.27%	1.29%	0.96%
Allowance for credit losses to non-performing loans	2.48x	15.34x	73.86x
Non-accrual loans to total loans	0.44%	0.07%	0.01%
Total deposits	$2,504,249	$2,569,289	$2,336,489
Loan-to-deposit ratio	83.4%	82.0%	78.9%
Stockholders' equity	$358,253	$357,570	$336,788
Book value per share	$26.54	$26.28	$24.81
Tangible common equity to tangible assets [5]	11.3%	11.0%	11.3%
Total risk-based capital ratio - Bank	15.8%	15.5%	14.6%
Total risk-based capital ratio - Bancorp	16.0%	16.1%	15.1%
Full-time equivalent employees	289	291	290
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Includes SBA PPP loans of $291.6 million and $301.7 million at December 31, 2020 and September 30, 2020, respectively. There were no SBA PPP loans at December 31, 2019.
[3] Excludes accruing troubled-debt restructured loans of $12.5 million, $12.6 million and $11.3 million at December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

[4] The allowance for credit losses to total loans, excluding non-impaired acquired loans and guaranteed SBA PPP loans, is considered a meaningful non-GAAP financial measure, as it represents only those loans that were considered in the calculation of the allowance for credit losses. Due to the adoption of CECL on December 31, 2020, all loans previously considered "acquired" are now included in the calculation of the allowance for credit losses. Acquired loans that were not impaired at September 30, 2020 and December 31, 2019 totaled $90.4 million and $106.8 million, respectively. Refer to footnote 2 above for SBA PPP loan totals.

[5] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gains on available for sale securities, net of tax, less goodwill and core deposit intangible assets of $34.0 million, $34.2 million and $34.8 million at December 31, 2020, September 30, 2020 and December 31, 2019, respectively. Tangible assets excludes goodwill and core deposit intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2020, September 30, 2020 and December 31, 2019

(in thousands, except share data; unaudited)	December 31, 2020	September 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and restricted cash	$200,320	$213,584	$183,388
Investment securities:
Held-to-maturity, at amortized cost; net of zero allowance for credit losses, respectively	109,036	117,350	137,413
Available-for-sale (at fair value; amortized cost of $373,038, $394,437 and $423,923 at December 31, 2020, September 30, 2020 and December 31, 2019, respectively)	392,351	413,464	432,260
Total investment securities	501,387	530,814	569,673
Loans, amortized cost	2,088,556	2,107,991	1,843,286
Allowance for credit losses	(22,874)	(22,113)	(16,677)
Loans, net of allowance for credit losses	2,065,682	2,085,878	1,826,609
Bank premises and equipment, net	4,919	5,266	6,070
Goodwill	30,140	30,140	30,140
Core deposit intangible	3,831	4,045	4,684
Operating lease right-of-use assets	25,612	26,041	11,002
Interest receivable and other assets	80,035	79,457	75,714
Total assets	$2,911,926	$2,975,225	$2,707,280
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,354,650	$1,383,719	$1,128,823
Interest bearing
Transaction accounts	183,552	156,061	142,329
Savings accounts	201,507	192,764	162,817
Money market accounts	667,107	738,661	804,710
Time accounts	97,433	98,084	97,810
Total deposits	2,504,249	2,569,289	2,336,489
Borrowings and other obligations	58	99	212
Subordinated debentures	2,777	2,760	2,708
Operating lease liabilities	27,062	27,527	12,615
Interest payable and other liabilities	19,527	17,980	18,468
Total liabilities	2,553,673	2,617,655	2,370,492
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding - 13,500,453, 13,605,363 and 13,577,008 at December 31, 2020, September 30, 2020 and December 31, 2019, respectively	125,905	129,284	129,058
Retained earnings	219,747	215,976	203,227
Accumulated other comprehensive income, net of taxes	12,601	12,310	4,503
Total stockholders' equity	358,253	357,570	336,788
Total liabilities and stockholders' equity	$2,911,926	$2,975,225	$2,707,280

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income
Interest and fees on loans	$20,794	$21,776	$21,123	$84,674	$84,331
Interest on investment securities	3,254	3,343	3,543	14,503	14,785
Interest on federal funds sold and due from banks	40	50	567	461	1,321
Total interest income	24,088	25,169	25,233	99,638	100,437
Interest expense
Interest on interest-bearing transaction accounts	40	41	78	186	347
Interest on savings accounts	18	17	18	68	70
Interest on money market accounts	278	377	1,033	2,009	3,439
Interest on time accounts	118	133	154	554	595
Interest on borrowings and other obligations	1	—	2	4	77
Interest on subordinated debentures	34	35	54	158	229
Total interest expense	489	603	1,339	2,979	4,757
Net interest income	23,599	24,566	23,894	96,659	95,680
(Reversal of) provision for credit losses	(856)	1,250	500	4,594	900
Net interest income after provision for credit losses	24,455	23,316	23,394	92,065	94,780
Non-interest income
Service charges on deposit accounts	286	284	462	1,314	1,865
Wealth Management and Trust Services	476	450	501	1,851	1,907
Debit card interchange fees, net	387	383	386	1,438	1,586
Merchant interchange fees, net	56	63	78	239	331
Earnings on bank-owned life Insurance, net	232	232	226	973	1,196
Dividends on FHLB stock	151	149	208	654	799
Gains on investment securities, net	—	—	—	915	55
Other income	239	229	457	1,166	1,345
Total non-interest income	1,827	1,790	2,318	8,550	9,084
Non-interest expense
Salaries and related benefits	8,414	8,638	7,827	34,393	34,253
Occupancy and equipment	1,843	1,776	1,527	6,943	6,143
Depreciation and amortization	558	539	527	2,149	2,228
Federal Deposit Insurance Corporation insurance	175	181	7	474	361
Data processing	747	822	775	3,184	3,717
Professional services	432	655	431	2,181	2,132
Directors' expense	180	184	180	713	735
Information technology	292	256	243	1,050	1,065
Amortization of core deposit intangible	214	213	222	853	887
Provision for credit losses on unfunded loan commitments	960	248	—	1,570	129
Charitable contributions	113	481	130	1,034	508
Other expense	1,252	1,245	1,457	5,484	5,812
Total non-interest expense	15,180	15,238	13,326	60,028	57,970
Income before provision for income taxes	11,102	9,868	12,386	40,587	45,894
Provision for income taxes	2,985	2,377	3,307	10,345	11,653
Net income	$8,117	$7,491	$9,079	$30,242	$34,241
Net income per common share:
Basic	$0.60	$0.55	$0.67	$2.24	$2.51
Diluted	$0.60	$0.55	$0.66	$2.22	$2.48
Weighted average shares:
Basic	13,523	13,539	13,521	13,525	13,620
Diluted	13,615	13,610	13,703	13,617	13,794
Comprehensive income:
Net income	$8,117	$7,491	$9,079	$30,242	$34,241
Other comprehensive income (loss):
Change in net unrealized gains or losses on available-for-sale securities	286	299	(2,018)	11,891	11,839
Reclassification adjustment for gains on available-for-sale securities included in net income	—	—	—	(915)	(55)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	129	149	117	524	445
Subtotal	415	448	(1,901)	11,500	12,229
Deferred tax expense (benefit)	124	132	(558)	3,402	3,624
Other comprehensive income (loss), net of tax	291	316	(1,343)	8,098	8,605
Comprehensive income	$8,408	$7,807	$7,736	$38,340	$42,846

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2020			September 30, 2020			December 31, 2019
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$157,389	$40	0.10%	$184,883	$50	0.11%	$136,320	$567	1.63%
Investment securities [2,3]	498,730	3,395	2.72%	527,077	3,488	2.64%	530,596	3,625	2.73%
Loans [1,3,4]	2,096,908	20,975	3.91%	2,117,679	21,957	4.06%	1,804,667	21,276	4.61%
Total interest-earning assets [1]	2,753,027	24,410	3.47%	2,829,639	25,495	3.53%	2,471,583	25,468	4.03%
Cash and non-interest-bearing due from banks	64,600			55,353			39,882
Bank premises and equipment, net	5,213			5,412			6,326
Interest receivable and other assets, net	135,520			138,938			112,895
Total assets	$2,958,360			$3,029,342			$2,630,686
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$160,827	$41	0.10%	$153,089	$41	0.11%	$145,237	$79	0.22%
Savings accounts	198,616	18	0.04%	191,915	17	0.04%	164,664	17	0.04%
Money market accounts	697,203	279	0.16%	802,585	377	0.19%	725,192	1,033	0.57%
Time accounts, including CDARS	97,512	118	0.48%	97,465	133	0.54%	97,302	154	0.63%
Borrowings and other obligations [1]	72	—	2.37%	113	—	2.51%	226	2	2.80%
Subordinate debentures [1]	2,768	34	4.85%	2,751	35	4.97%	2,698	54	7.79%
Total interest-bearing liabilities	1,156,998	490	0.17%	1,247,918	603	0.19%	1,135,319	1,339	0.47%
Demand accounts	1,397,349			1,380,708			1,129,068
Interest payable and other liabilities	44,532			44,486			31,270
Stockholders' equity	359,481			356,230			335,029
Total liabilities & stockholders' equity	$2,958,360			$3,029,342			$2,630,686
Tax-equivalent net interest income/margin [1]		$23,920	3.40%		$24,892	3.44%		$24,129	3.82%
Reported net interest income/margin [1]		$23,599	3.35%		$24,566	3.40%		$23,894	3.78%
Tax-equivalent net interest rate spread			3.30%			3.33%			3.56%

				Year ended			Year ended
				December 31, 2020			December 31, 2019
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]				$153,794	$461	0.29%	$67,192	$1,321	1.94%
Investment securities [2,3]				533,186	15,025	2.82%	555,618	15,102	2.72%
Loans [1,3,4]				2,023,203	85,398	4.15%	1,775,193	85,062	4.73%
Total interest-earning assets [1]				2,710,183	100,884	3.66%	2,398,003	101,485	4.17%
Cash and non-interest-bearing due from banks				49,676			35,956
Bank premises and equipment, net				5,526			6,911
Interest receivable and other assets, net				131,780			109,837
Total assets				$2,897,165			$2,550,707
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$148,817	$186	0.13%	$133,922	$347	0.26%
Savings accounts				184,146	68	0.04%	172,273	70	0.04%
Money market accounts				763,689	2,009	0.26%	680,296	3,439	0.51%
Time accounts, including CDARS				96,558	554	0.57%	106,783	595	0.56%
Borrowings and other obligations [1]				174	4	2.16%	2,935	77	2.57%
Subordinated debentures [1]				2,741	158	5.68%	2,673	229	8.44%
Total interest-bearing liabilities				1,196,125	2,979	0.25%	1,098,882	4,757	0.43%
Demand accounts				1,308,199			1,094,806
Interest payable and other liabilities				41,347			30,578
Stockholders' equity				351,494			326,441
Total liabilities & stockholders' equity				$2,897,165			$2,550,707
Tax-equivalent net interest income/margin [1]					$97,905	3.55%		$96,728	3.98%
Reported net interest income/margin [1]					$96,659	3.51%		$95,680	3.94%
Tax-equivalent net interest rate spread						3.41%			3.74%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.